Exhibit (a) (36)

The MainStay Funds

Redesignation of Series of Shares

of Beneficial Interest, Par Value $0.01 Per Share

The undersigned, being at least a majority of the Trustees of The MainStay Funds, a Massachusetts business trust (“Trust”), acting pursuant to Article V, Section 5.11 and Article VIII, Section 8.3 of the Trust’s Declaration of Trust dated January 9, 1986, as amended and restated on August 19, 2016 (“Declaration of Trust”), deeming it desirable to make changes to the Declaration of Trust that do not materially adversely affect the rights of the Trust’s shareholders, hereby amend the Declaration of Trust as follows:

Effective as of February 28, 2018, the series of the Trust are re-designated as shown below, and all other terms and conditions regarding the designation of that series contained in the Amended and Restated Establishment and Designation of Additional Series, as thereafter amended, remain in full force and effect.

Current Name	Proposed Name
MainStay Common Stock Fund	MainStay MacKay Common Stock Fund
MainStay Convertible Fund	MainStay MacKay Convertible Fund
MainStay Emerging Markets Debt Fund	MainStay MacKay Emerging Markets Debt Fund
MainStay Government Fund	MainStay MacKay Government Fund
MainStay High Yield Corporate Bond Fund	MainStay MacKay High Yield Corporate Bond Fund
MainStay International Equity Fund	MainStay MacKay International Equity Fund
MainStay Tax Free Bond Fund	MainStay MacKay Tax Free Bond Fund
MainStay Unconstrained Bond Fund	MainStay MacKay Unconstrained Bond Fund

Dated: December 13, 2017

/s/ David H. Chow	/s/ Yie-Hsin Hung
David H. Chow	Yie-Hsin Hung

/s/ Susan B. Kerley	/s/ Alan R. Latshaw
Susan B. Kerley	Alan R. Latshaw

/s/ Peter Meenan	/s/ Richard H. Nolan
Peter Meenan	Richard H. Nolan

/s/ Jacques J. Perold	/s/ Richard S. Trutanic
Jacques J. Perold	Richard S. Trutanic